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EXHIBIT 21

BAYLAKE CORP.

LIST OF SUBSIDIARIES:

Baylake Bank                             Kewaunee County Banc-Shares
Bank of Sturgeon Bay Building Corp.      Baylake Insurance Agency
Baylake Investments, Inc.                Cornerstone Financial, Inc.
Karsten Resources, Inc.